UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2021

PROPANC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54878	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

(Address of principal executive offices) (Zip Code)

61 03 9882 6723

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of principal U.S. market on which traded
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 7, 2021, Propanc Biopharma, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with ONE44 Capital LLC, (“ONE44”), pursuant to which ONE44 purchased a convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $170,000, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of ONE44. The transaction contemplated by the Purchase Agreement is expected to close on or about December 13, 2021. The Company intends to use the net proceeds ($153,000) from the Note for general working capital purposes. The Note contains an original issue discount amount of $17,000.

The maturity date of the Note is December 7, 2022 (the “Maturity Date”). The Note shall bear interest at a rate of 10% per annum, which interest may be paid by the Company to ONE44 in shares of common stock, but shall not be payable until the Note becomes payable, whether at the Maturity Date or upon acceleration or by prepayment, as described below. ONE44 has the option to convert all or any amount of the principal face amount of the Note, starting on June 5, 2022, and ending on the later of the Maturity Date and the date of payment of the Default Amount (as defined below) is paid if an event of default occurs, for shares of the Company’s common stock at the then-applicable conversion price. The conversion price for the Note shall be equal to the Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Conversion Price” shall mean 65% multiplied by the lowest closing bid price of the Company’s common stock as reported on the OTC Markets. Notwithstanding the foregoing, ONE44 shall be restricted from effecting a conversion if such conversion, along with other shares of the Company’s common stock beneficially owned by ONE44 and its affiliates, exceeds 4.99% of the outstanding shares of the Company’s common stock.

The Note may be prepaid until 180 days from the issuance date. If the Note is prepaid within 60 days of the issuance date, then the prepayment premium shall be 120% of the face amount plus any accrued interest, if prepaid after 60 days from the issuance date, but less than 120 days from the issuance date, then the prepayment premium shall be 130% of the face amount plus any accrued interest, if prepaid after 120 days from the issuance date, up to 180 from the issuance date, then the prepayment premium shall be 135% of the face amount plus any accrued interest. So long as the Note is outstanding, the Company covenants not to, without prior written consent from ONE44, sell, lease or otherwise dispose of all or substantially all of its assets outside the ordinary course of business which would render the Company a “shell company” as such term is defined in Rule 144.

Other than as described above, the Note contains certain events of default, including failure to timely issue shares upon receipt of a notice of conversion, as well as certain customary events of default, including, among others, breach of covenants, representations or warranties, insolvency, bankruptcy, liquidation and failure by the Company to pay the principal and interest due under the Note.

Upon the occurrence and during the continuation of certain events of default, the Note will accrue an interest rate of 24%.

The Note was issued, and any shares to be issued pursuant to any conversion of the Note shall be issued, in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The foregoing description of the Note and the Purchase Agreement does not purport to be complete and is qualified in their entirety by reference to the full text of the Purchase Agreement and the Note, which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
4.1*	10% Convertible Promissory Note, dated December 7, 2021, issued by the Company to ONE44 Lending LLC
10.1*	Securities Purchase Agreement, dated December 7, 2021, by and between the Company and ONE44 Lending LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPANC BIOPHARMA, INC.

	By:	/s/ James Nathanielsz
	Name:	James Nathanielsz
Dated: December 13, 2021	Title:	Chief Executive Officer